Exhibit 5.1

May 26, 2016

WaferGen Bio-systems, Inc.
34700 Campus Drive
Fremont, CA 94555

Re: Registration Statement/Form S-8

Ladies and Gentlemen:
At your request, we have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the “SEC”) by WaferGen Bio-systems, Inc. (the “Company”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 2,700,000 shares of the Company’s common stock, $0.001 par value (the “Shares”), consisting of up to 2,500,000 Shares issuable under the Company’s 2008 Stock Incentive Plan, as amended (the “Plan”), 50,000 Shares issuable pursuant to that certain Inducement Restricted Stock Unit Award Agreement between the Company and Rolland Carlson effective May 12, 2015 (the “Restricted Stock Award”), and 150,000 Shares issuable pursuant to that certain Non-Statutory Stock Option Agreement between the Company and Rolland Carlson effective May 12, 2015 (the “Non-Statutory Stock Option Agreement”).

In connection with our review, we have examined the proceedings taken by the Company in connection with the adoption of the Plan, the Restricted Stock Award and the Non-Statutory Stock Option Agreement and the authorization of the issuance of the Shares, and such documents as we have deemed necessary to render this opinion, including the Company’s Bylaws and Articles of Incorporation, as amended. For the purpose of the opinion rendered below, we have assumed that in connection with the issuance of the Shares, the Company will receive consideration in an amount not less than the aggregate par value of the Shares covered by each such issuance.

Based upon and subject to the foregoing, it is our opinion that the Shares, when issued and outstanding pursuant to the terms of the Plan, the Restricted Stock Award and the Non-Statutory Stock Option Agreement respectively, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours, /s/ McDonald Carano Wilson, LLP McDonald Carano Wilson, LLP